Exhibit (n)(4)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 8 to the Registration Statement (No. 333-220385) on Form N-2 of Capital Southwest Corporation of our report dated May 10, 2019 relating to the financial statements of I-45 SLF LLC, appearing in the Prospectus of Capital Southwest Corporation, which is part of this Registration Statement.

/s/ RSM US LLP

Chicago, Illinois
June 4, 2019